EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PATRICK RODGERS CPA, PA

To the Board of Directors

UMED Holdings,Inc.:

We consent to the inclusion, in the Company’s Form 10 filing, of our report dated June 20, 2013, relating to our audits of the balance sheet of UMED Holdings, Inc.  as of  December  31, 2012  and  2011, and the related statements of  operations,  changes  in  stockholders’  deficit, and cash  flows for the  years  then  ended.  Our  report dated  June 20, 2013, relating to the financial statements, included in the Company’s Form 10 filing, includes an emphasis paragraph relating to an  uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Patrick Rodgers, CPA, PA
Altamonte Springs, Florida
July 29, 2013